EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement of CTS Corporation on Form S-8 (File No. 333-106614) of our report dated June 28, 2007, on our audit of the financial statements and financial statement schedules of CTS Corporation Retirement Savings Plan as of and for the year ended December 31, 2006, which report is included in this Annual Report on Form 11-K.
/s/ BKD, LLP
Merrillville, Indiana
June 28, 2007